                                                                    EXHIBIT 99.1

[ASSURANT LOGO]

PRESS CONTACT:             INVESTOR RELATIONS:
Drew Guthrie               Melissa Kivett               Larry Cains
Manager, Communications    Vice President               Senior Vice President
and Media Relations        Investor Relations           Investor Relations
Phone: 212-859-7002        Phone: 212-859-7029          Phone: 212-859-7045
Fax: 212-859-5893          Fax: 212-859-5893            Fax: 212-859-5893
drew.guthrie@assurant.com  melissa.kivett@assurant.com  larry.cains@assurant.com

FOR IMMEDIATE RELEASE

 ASSURANT REPORTS 2004 NET INCOME OF $350.6 MILLION ($2.48 PER PRO FORMA SHARE), NET OPERATING INCOME OF $345.0 MILLION ($2.44 PER PRO FORMA SHARE)

New York - February 15, 2005 - Assurant, Inc. ("Assurant") (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today reported its results for the fourth quarter and the year ended December 31, 2004.

J. Kerry Clayton, President and Chief Executive Officer, said: "One year after our initial public offering, Assurant continues to increase shareholder value and generate profitable growth through our leading specialty insurance businesses. Our ability to grow net operating income, in spite of the very rare occurrence of four significant hurricanes during the year, demonstrates the inherent strength of our diversified platform."

FOURTH QUARTER RESULTS:

Net income in the fourth quarter of 2004 was $86.1 million, or $0.61 per pro forma share (see footnote 1 at the end of this release), versus a fourth quarter 2003 net loss of $77.6 million, or $(0.55) per pro forma share. Pursuant to the American Jobs Creation Act, Assurant in the fourth quarter of 2004 repatriated $110 million of capital from its Puerto Rico affiliate, which resulted in an additional tax charge, net of certain other tax adjustments, of $8.7 million. The year-ago period included a one-time after tax interest premium of $133.8 million on the redemption of mandatorily redeemable preferred securities prior to the initial public offering.

Net operating income (see footnote 2 at the end of this release) for the fourth quarter of 2004 increased 15.6% to $86.5 million, or $0.62 per pro forma share, compared to fourth quarter 2003 net operating income of $74.8 million, or $0.53 per pro forma share. Net operating income was reduced by the one time $8.7 million or $0.06 per share tax adjustment. Net operating income excludes capital gains and losses, IPO-related expenses and interest premium on redemption of mandatorily redeemable preferred securities.

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Net earned premiums of $1.6 billion in the fourth quarter of 2004 are up slightly from the same period in 2003.

Net investment income in the fourth quarter of 2004 increased to $163.3 million from $150.7 million in the fourth quarter of 2003 primarily as a result of an increase in invested assets. The yield on average invested assets and cash and cash equivalents was 5.55% in the fourth quarter of 2004, compared to 5.47% in the fourth quarter of 2003.

TWELVE-MONTH RESULTS:

Net income in 2004 grew 88.8% to $350.6 million, or $2.48 per pro forma share, versus 2003 net income of $185.7 million or $1.31 per pro forma share. Excluding the 2003 one-time interest premium paid of $133.8 million on the redemption of preferred securities of subsidiary trusts prior to the initial public offering, 2004 net income grew 9.7%.

Net operating income for the twelve months of 2004 grew 4.8% to $345.0 million, or $2.44 per pro forma share, compared to twelve months 2003 net operating income of $329.2 million, or $2.31 per pro forma share. Net operating income excludes capital gains, loss on disposal of business, IPO-related expenses and interest premium on redemption of mandatorily redeemable preferred securities.

Net earned premiums in 2004 grew 5.3% to $6.5 billion from $6.2 billion in 2003, driven primarily by premium growth in Assurant Health and Assurant Solutions.

Net investment income in the twelve months of 2004 increased to $634.7 million from $607.3 million in the twelve months of 2003 as a result of an increase in invested assets. The yield on average invested assets and cash and cash equivalents was 5.46% for the twelve months of 2004, compared to 5.61% for the twelve months of 2003.

Reconciliation of Net operating income to Net income

                                                         For the Three Months Ended     For the Years Ended
                                                         --------------------------  ---------------------------
                                                         December 31,  December 31,  December 31,  December 31,
                                                             2004          2003          2004          2003
                                                                               (UNAUDITED)
                                                                     (amounts in millions, net of tax)
Assurant Solutions                                         $   44.6      $   33.1     $   126.2     $    133.2
Assurant Health                                                33.7          28.4         158.3          121.0
Assurant Employee Benefits                                     20.0          12.9          62.2           61.6
Assurant Preneed                                                8.7           8.2          34.2           36.0
Amortization of deferred gain on disposal of businesses         9.3          10.5          37.5           44.4
Interest expense and distributions on mandatorily
 redeemable preferred securities                              (10.0)        (17.1)        (38.1)         (74.2)
Corporate and other                                           (19.8)         (1.2)        (35.3)           7.2
                                                           --------      --------     ---------     ----------
   Net operating income                                        86.5          74.8         345.0          329.2

Adjustments:
Net realized gains (losses) on investments                      1.2          (8.4)         15.8            1.2
Loss on disposal of business                                      -             -          (6.3)             -
Expenses directly related to the initial and
 secondary public offerings                                    (1.6)        (10.2)         (3.9)         (10.9)
Interest premiums on redemption of mandatorily
 redeemable preferred securities                                  -        (133.8)            -         (133.8)
                                                           --------      --------     ---------     ----------
   Net income                                              $   86.1      $  (77.6)    $   350.6     $    185.7
                                                           --------      --------     ---------     ----------

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ASSURANT SOLUTIONS

Assurant Solutions fourth quarter 2004 net operating income was $44.6 million, up 34.7% from fourth quarter 2003 net operating income of $33.1 million. Net operating income for the fourth quarter increased due to significantly reduced loss experience in the specialty property business. Net operating income for the twelve months in 2004 was $126.2 million, down 5.3% from $133.2 million in the twelve months of 2003. Net operating income decreased due to the unprecedented claims activity from four hurricanes during the third quarter of 2004. Total pre-tax catastrophe losses, net of reinsurance recoveries, for 2004 were $93.1 million, compared with $29.7 million in 2003.

Assurant Solutions fourth quarter 2004 net earned premiums decreased 2.0% to $612.2 million from $625.0 million in the same year-ago period. Net earned premiums for the year grew 3.7% to $2.45 billion from $2.36 billion in 2003. The change in net earned premiums was primarily due to overall growth in the specialty property business, extended service contract business and international businesses, offset somewhat by the runoff in domestic credit insurance.

ASSURANT HEALTH

Assurant Health fourth quarter 2004 net operating income increased 18.7% to $33.7 million from $28.4 million in the same period in 2003. Net operating income for the twelve months of 2004 grew 30.8% to $158.3 million from $121.0 million in the twelve months of 2003. The increases in net operating income for the fourth quarter and the twelve -month period of 2004 were primarily due to individual medical premium growth, and a favorable combined ratio, offset somewhat by expenses related to second-generation HSA product development and pilot testing of direct-to-consumer marketing programs.

Assurant Health fourth quarter 2004 net earned premiums grew 4.5% to $557.8 million from $533.7 million in the same period in 2003. Net earned premiums in 2004 increased 11.1% to $2.2 billion from $2.0 billion in 2003. Net earned premium growth is attributable to the individual medical insurance business, including premium rate increases and the successful introduction of individual medical insurance policies that included an HSA.

ASSURANT EMPLOYEE BENEFITS

Assurant Employee Benefits fourth quarter 2004 net operating income increased 54.3% to $20.0 million from net operating income of $12.9 million in the same period of 2003. Net operating income for 2004 increased 1.0% to $62.2 million from $61.6 million in 2003. Excluding a 2003 after tax reserve release of $11.5 million, net operating income for 2004 increased 24.2%. Net operating income for the fourth quarter and twelve months of 2004 increased primarily due to continued improvements in loss experience in disability insurance and increased investment income.

Assurant Employee Benefits fourth quarter 2004 net earned premiums grew 2.3% to $343.8 million from $336.1 million in the same period of 2003. Net earned premiums in

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2004 grew 1.6% to $1.28 billion from $1.26 billion in 2003. Net earned premium increases were primarily driven by higher disability premiums.

ASSURANT PRENEED

Assurant Preneed fourth quarter 2004 net operating income increased 6.6% to $8.7 million from net operating income of $8.2 million in the same period of 2003. Net operating income for 2004 decreased 5.0% to $34.2 million from $36.0 million in 2003. The decrease in net operating income in 2004 was attributable to a reduction in investment yields resulting from continued low new money rates. The increase in net operating income for the fourth quarter is due to the reduction of policy crediting rates and expenses.

Assurant Preneed fourth quarter 2004 net earned premiums decreased 2.8% to $124.8 million from $128.4 million in the same period of 2003. Assurant Preneed twelve months 2004 net earned premiums of $526.1 million decreased 0.6% from $529.3 million in the twelve months of 2003, a result of a slight sales decrease due to lower policy crediting rates.

CORPORATE

Amortization of deferred gains from businesses sold through reinsurance declined consistent with the anticipated run-off of these businesses. Interest expense in the fourth quarter of 2004 decreased by $7.1 million after tax compared to the fourth quarter of 2003 due to lower levels of debt at lower interest rates. Corporate and other net operating loss for the fourth quarter of 2004 was $19.8 million, compared to a loss of $1.2 million in the fourth quarter of 2003. The fourth quarter of 2004 included a one-time tax provision on $110 million of capital repatriated from Assurant's Puerto Rico affiliate pursuant to the American Jobs Creation Act and other tax adjustments amounting to a net charge of $8.7 million. 2004 corporate loss totaled $35.3 million versus net operating income of $7.2 million in 2003. Expenses increased due to stock appreciation rights costs and public company costs, including expenses related to Sarbanes-Oxley 404 compliance.

FINANCIAL POSITION

At December 31, 2004 total assets were $24.0 billion and total invested assets, cash and cash equivalents were $12.4 billion. In the fourth quarter of 2004, Assurant had after-tax net capital gains of approximately $1.2 million compared to net realized after-tax losses of $8.4 million in the fourth quarter of 2003.

On December 31, 2004, the Company had 139.8 million shares of common stock outstanding.

EARNINGS CONFERENCE CALL

Assurant will host a conference call this morning, February 15th at 9:00 a.m.
(ET) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 800-473-6123 (toll-free domestic) or 973-582-2706

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(international); passcode: Assurant. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via the telephone starting at approximately 11:00 am (ET) on February 15, 2005 and can be accessed at 877-519-4471 (toll-free domestic) or 973-341-3080 (international); passcode: 5568675. The webcast will be archived for one month on Assurant's website.

ABOUT ASSURANT

Assurant is a premier provider of specialized insurance products and related services in North America and selected other international markets. The four key businesses -- Assurant Employee Benefits; Assurant Health; Assurant Preneed; and Assurant Solutions -- have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business units provide creditor-placed homeowners insurance; manufactured housing homeowners insurance; debt protection administration; credit-related insurance; warranties and extended services contracts; individual health and small employer group health insurance; group dental insurance; group disability insurance; group life insurance; and pre-funded funeral insurance.

The company, which is traded on the New York Stock Exchange under the symbol AIZ, has over $20 billion in assets and $7 billion in revenue. Assurant has more than 12,000 employees worldwide and is headquartered in New York's financial district. www.assurant.com

SAFE HARBOR STATEMENT

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, including, but not limited to, our 10-K, as filed with the SEC.

NON-GAAP FINANCIAL MEASURES

Assurant uses the following non-GAAP financial measures to analyze the company's operating performance for the periods presented in this press release. Because Assurant's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant's non-GAAP financial measures to those of other companies.

(1) Pro forma earnings per share has been included as a measure of operating performance. In February 2004, Assurant completed a significant capital restructuring in conjunction with its initial public offering of common stock. Pro forma earnings per share reflects earnings per share adjusted as if this capital restructuring had occurred on January 1, 2003. This restructuring included: a stock split and conversion of Class B and C shares resulting in total outstanding shares of 109,222,276; the issuance of 32,976,854 shares of Assurant common stock to Fortis Insurance N.V. in exchange for a capital contribution of $725.5 million, and the issuance of 68,976 restricted shares of Assurant common stock to certain officers and directors of the

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

company pursuant to specific restricted stock grants These transactions occurred subsequent to the December 31, 2003 balance sheet, but management believes that this adjusted measure provides a better indication of operating performance than the corresponding GAAP measure, earnings per share.

(2) Assurant uses net operating income as an important measure of the company's operating performance. Net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The company believes net operating income provides investors a valuable measure of the performance of the company's ongoing business, because it excludes both the effect of realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

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

ASSURANT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2004 (UNAUDITED) AND 2003

                                                              THREE MONTHS ENDED DECEMBER 31,          YEAR ENDED DECEMBER 31,
                                                             --------------------------------    --------------------------------
                                                                  2004              2003             2004               2003
                                                             --------------    --------------    --------------    --------------
                                                                 (IN THOUSANDS EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNT)
REVENUES
Net earned premiums and other considerations                 $    1,638,612    $    1,623,269    $    6,482,871    $    6,156,772
Net investment income                                               163,263           150,705           634,749           607,313
Net realized gain/(loss) on investments                               1,861           (12,940)           24,308             1,868
Amortization of deferred gain on disposal of businesses              14,334            16,042            57,632            68,277
Loss on disposal of business                                              -                 -            (9,232)                -
Fees and other income                                                58,625            59,219           213,136           231,983
                                                             --------------    --------------    --------------    --------------
      Total revenues                                              1,876,695         1,836,295         7,403,464         7,066,213
BENEFITS, LOSSES AND EXPENSES
Policyholder benefits                                               950,821         1,001,438         3,839,769         3,657,763
Selling, underwriting, general and administrative expenses          770,691           737,148         2,969,186         2,829,138
Interest expense                                                     15,314             1,175            56,418             1,175
Distributions on mandatorily redeemable preferred
  securities                                                              -            25,104             2,163           112,958
Interest premiums on redemption of mandatorily
  redeemable preferred securities                                         -           205,822                 -           205,822
                                                             --------------    --------------    --------------    --------------
      Total benefits, losses and expenses                         1,736,826         1,970,687         6,867,536         6,806,856
                                                             --------------    --------------    --------------    --------------
Income (loss) before income taxes                                   139,869          (134,392)          535,928           259,357
Income tax expense (benefit)                                         53,741           (56,759)          185,368            73,705
                                                             --------------    --------------    --------------    --------------
      Net income                                             $       86,128    $      (77,633)   $      350,560    $      185,652
                                                             ==============    ==============    ==============    ==============
NET INCOME PER SHARE:
   Basic                                                     $         0.62    $        (0.71)   $         2.53    $         1.70
   Diluted                                                   $         0.61    $        (0.71)   $         2.53    $         1.70
   Pro forma                                                 $         0.61    $        (0.55)   $         2.48    $         1.31

DIVIDENDS PER SHARE                                          $         0.07    $            -    $         0.21    $         1.66

SHARE DATA:
   Basic weighted average shares outstanding                    139,968,130       109,222,276       138,358,767       109,222,276

   Diluted weighted average shares outstanding                  140,054,287       109,222,276       138,467,564       109,222,276

   Pro forma weighted average shares outstanding                140,054,287       142,208,676       141,622,001       142,208,676

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ASSURANT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AT DECEMBER 31, 2004 (UNAUDITED) AND DECEMBER 31, 2003

                                                             DECEMBER 31,       DECEMBER 31,
                                                           ---------------    ---------------
                                                                 2004              2003
                                                           ---------------    ---------------
                                                                     (IN THOUSANDS)
ASSETS
Investments and cash and cash equivalents                  $    12,419,797    $    11,881,802
Reinsurance recoverables                                         4,133,660          4,445,265
Goodwill                                                           823,054            828,523
Assets held in separate accounts                                 3,717,149          3,805,058
Other assets                                                     2,874,905          2,747,329
                                                           ---------------    ---------------
         Total assets                                           23,968,565         23,707,977
                                                           ===============    ===============
LIABILITIES
Policyholder liability                                          13,381,936         12,881,796
Debt                                                               971,611          1,750,000
Mandatorily redeemable preferred securities                              -            196,224
Mandatorily redeemable preferred stock                              24,160             24,160
Liabilities related to separate accounts                         3,717,149          3,805,058
Accounts payable and other liabilities                           2,238,278          2,418,636
                                                           ---------------    ---------------
         Total liabilities                                      20,333,134         21,075,874

STOCKHOLDERS' EQUITY
Equity, excluding accumulated other comprehensive income         3,297,268          2,313,576
Accumulated other comprehensive income                             338,163            318,527
                                                           ---------------    ---------------
         Total stockholders' equity                              3,635,431          2,632,103
                                                           ---------------    ---------------
         Total liabilities and stockholders' equity        $    23,968,565    $    23,707,977
                                                           ===============    ===============

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